BIOCRAFT LABORATORIES, INC.



                              --------------------

                    Notice of Annual Meeting of Stockholders
                                 August 8, 1994

                              --------------------


To the Stockholders

     You are cordially invited to attend the Annual Meeting of Biocraft Laboratories, Inc. (the "Company") to be held at the Marriott at Glenpointe, 400 Frank W. Burr Blvd., Teaneck, New Jersey on August 8, 1994 at 5:00 P.M. (local time).

     The Annual Meeting will be held for the following purposes:

     1.  To elect three directors to serve for a term of three years.

     2. To approve the selection of Ernst & Young as independent auditors for fiscal 1995.

     3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only stockholders of record at the close of business on June 23, 1994 are entitled to notice of the meeting and to vote at it or any adjournments thereof.

     If it is convenient for you to do so, we hope you will attend the meeting. If you cannot, and wish your stock to be voted, we urge you to fill out the enclosed proxy card and return it to us in the envelope provided. No additional postage is required.



                                                              Harold Snyder
                                                         Chairman, President and
                                                         Chief Executive Officer

Fair Lawn, New Jersey
July 8, 1994








              Please date and sign the accompanying Proxy Card and
                mail it promptly in the enclosed return envelope

                          BIOCRAFT LABORATORIES, INC.
                                18-01 River Road
                          Fair Lawn, New Jersey 07410



                                ---------------

                                PROXY STATEMENT

                                ---------------




     The enclosed proxy is solicited by the Board of Directors of Biocraft Laboratories, Inc. It may be revoked at any time before it is exercised by delivering a written notice to the Secretary of the Company stating that the proxy is revoked, by executing a subsequent proxy and presenting it to the Secretary of the Company or by attending the Annual Meeting and voting in person. Only stockholders of record at the close of business on June 23, 1994 are entitled to notice of and to vote at the Annual Meeting. As of the close of business on June 23, 1994, the Company had outstanding 14,132,920 shares of Common Stock, each share entitled to one vote. It is anticipated that the mailing to stockholders of this Proxy Statement and the enclosed proxy will commence on or about July 8, 1994. The presence, in person or by proxy, of stockholders holding a majority of the outstanding shares of Common Stock entitled to vote will constitute a quorum at the Annual Meeting. Directors will be elected at the Annual Meeting by a plurality of the votes cast (i.e., the three nominees receiving the greatest number of votes will be elected as directors). Abstentions are counted for purposes of determining the presence or absence of a quorum at the meeting, and are counted in tabulations of the votes cast on proposals presented to stockholders.

     Proxies will be solicited by mail, and the cost of such solicitation will be borne by the Company.





                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding the beneficial ownership of the Common Stock of the Company on June 23, 1994 by each person who beneficially owns more than 5% of the Common Stock. Unless otherwise indicated, each stockholder has sole voting and investment power with respect to the shares owned beneficially by such stockholder.



                                                          Beneficial Ownership
                                                       -------------------------
                                                        Number of        Percent
                                                          Shares        of Class
                                                        ----------      --------
Harold Snyder.....................................      4,285,185         30.3%
 18-01 River Road, Fair Lawn, NJ 07410
Beatrice Snyder...................................      4,285,186         30.3
 18-01 River Road, Fair Lawn, NJ 07410

                        Security Holdings of Management

                                              Shares of Common
                                             Stock Beneficially      Percent
  Name                                  Owned on June 23, 1994 (a)  of Class (b)
  ----                                  --------------------------  ------------

Directors
  Harold Snyder........................         4,285,185              30.3%
  Beatrice Snyder......................         4,285,186              30.3
  Beryl L. Snyder......................           195,209               1.4
  Brian S. Snyder......................           185,700               1.3
  Jay T. Snyder........................           162,400               1.1
  Gerard Klein.........................             1,000                *
  James J. Rahal, Jr., M.D.............             4,000                *
  Madelon DeVoe Talley.................             4,000                *
  Marvin M. Thalenberg, M.D............             3,000                *
  G. Harold Welch, Jr..................             5,355                *

Executive Officers (c)
  Melvin Kaufman......................                700                *
  Harmon Aronson......................              5,150                *
  Gerald Moskowitz....................                700                *

All directors and officers as a group
 (consisting of eighteen persons,
 seventeen of whom own Common Stock)..          9,140,485              64.6
- ---------


*   Less than 1%.

(a) Includes shares of Common Stock which directors and officers have currently exercisable rights to acquire through the exercise of options, in the amount of 2,000 shares for Beryl L. Snyder, 700 shares each for Brian S. Snyder and Jay T. Snyder, 1,000 shares for Mr. Klein, 4,000 shares each for Dr. Rahal and Ms. Talley, 1,000 shares for Dr. Thalenberg, 5,000 shares for Mr. Welch, 700 shares for Mr. Kaufman, 2,400 shares for Mr. Aronson, 700 shares for Mr. Moskowitz and 25,100 shares for all directors and officers as a group.

(b) The total amount of shares subject to options described in note (a) were deemed to be outstanding for purposes of calculating the percentage owned by each individual and by all directors and officers as a group.

(c) Executive officers, other than Harold Snyder and Beatrice Snyder, named in the Summary Compensation Table below.






                             ELECTION OF DIRECTORS

      Under the Certificate of Incorporation of the Company, the Board of Directors is divided into three classes, each consisting of a minimum of two directors, with the term of office of one of the classes expiring each year. Unless such authority is withheld by an indication thereon, it is intended that the proxy will be voted for election to the Board of Directors of the nominees named below, to serve until the annual meeting of stockholders specified with respect to each nominee and until their successors are elected and qualified. While the Board of Directors has no reason to believe that any of those named will not be available as a candidate, should such a situation arise the proxy may be voted for the election of other nominees as directors in the discretion of the persons acting pursuant to the proxy.


                  Nominees For Election at the Annual Meeting

                                                           Term of    Served as
                                                           Office      Director
               Nominee                            Age     Expiring      Since
               -------                            ----    --------    ----------
Harold Snyder (1)(2)............................   72       1997         1964
Beryl L. Snyder.................................   37       1997         1993
Marvin M. Thalenberg, M.D. (1)(2)(3)............   67       1997         1985



               Incumbent Directors Whose Terms of Office Continue

                                                           Term of    Served as
                                                           Office      Director
                Name                             Age       Expires      Since
                ----                             ---       -------    ----------
G. Harold Welch, Jr. (3)(4)....................   65        1995        1985
Jay T. Snyder..................................   35        1995        1993
Madelon DeVoe Talley (4)(5)....................   62        1995        1989
Beatrice Snyder (1)(2).........................   70        1996        1964
Brian S. Snyder................................   35        1996        1993
Gerard Klein...................................   58        1996        1985
James J. Rahal, Jr., M.D. (5)..................   60        1996        1990

- ----------
(1) Member of the Restricted Stock Purchase Plan Committee.
(2) Member of the Directors' Stock Option Committee.
(3) Member of the Stock Option Committee.
(4) Member of the Audit Committee.
(5) Member of the Compensation Committee.

     Harold Snyder has been President of the Company since 1964 and in 1985 was elected Chairman and Chief Executive Officer. Mr. Snyder holds an advanced degree in natural sciences and, prior to founding the Company in 1964, held various managerial and technical positions in the pharmaceutical industry.

     Beatrice Snyder has been Secretary of the Company since 1964 and in 1985 was elected to the office of Senior Vice President. Until 1985, Mrs. Snyder also served as Treasurer of the Company. Mrs. Snyder holds a bachelor's degree in statistics.

     Beryl L. Snyder was elected the  Company's  Assistant  Secretary  in August
1993 and Vice President and General Counsel in May 1990. She has been General Counsel to the Company since 1984.

     Jay T. Snyder was elected the Company's Vice President - Research and Product Development in May 1990. He has been Director of Product Development since 1988. From 1982 to 1988 he was plant manager of the Company's penicillin dosage form facility and from 1977 to 1982 held various production positions with the Company.

     Brian S. Snyder was elected the Company's Vice President and Controller in May 1990. He has been the Company's Controller since 1983. From 1977 to 1983 he held various sales and production positions with the Company.

     Gerald Klein is President of B.V. Chemie Pharmacie Holland (C.P.H.), pharmaceutical suppliers, and has been associated with such company and its predecessor since 1955.

     James J. Rahal, Jr., M.D. is Director of the Infectious Disease Section of The New York Hospital Medical Center of Queens in Queens, New York and a Clinical Professor of Medicine at the Albert Einstein College of Medicine in New York. From 1986 to 1988 he served as Chief of the Infectious Disease Section of New York Infirmary Beekman Downtown Hospital.

     Madelon DeVoe Talley, an investment consultant and writer, is currently a Governor of the National Association of Security Dealers, Vice Chairman of the Board of W.P. Carey & Company and a Trustee of Smith Barney Shearson Special Funds. She is a former Trustee of the New York State Teachers Retirement System.

     Marvin M. Thalenberg, M.D., a specialist in internal medicine, has been Commissioner of Health for Rockland County, New York since December 1990 and teaches at Columbia University. From 1955 to 1987 he was engaged in the private practice of medicine and taught at several universities.

     G. Harold Welch, Jr., was President of the Yale-New Haven Medical Center, Inc. from 1979 to June 1, 1990. Mr. Welch is currently Chairman of the South Central Connecticut Regional Water Authority and Chairman of the Radkowsky Thorium Power Corporation.

     Harold Snyder and Beatrice Snyder are husband and wife. Beryl L. Snyder, Brian S. Snyder and Jay T. Snyder are the children of Harold and Beatrice Snyder.

     The Audit Committee of the Board of Directors held one meeting in the fiscal year ended March 31, 1994. The functions of the Committee include recommending to the Board the engagement or discharge of independent auditors, directing investigations into matters relating to audit functions, reviewing the plan and results of audit with the auditors, reviewing the Company's internal accounting controls and approving services to be performed by the auditors and related fees.

     The Stock Option Committee of the Board of Directors which administers the Incentive Stock Option Plan, the Restricted Stock Purchase Plan Committee of the Board of Directors which administers the Company's Restricted Stock Purchase Plan and the Directors' Stock Option Committee which administers the Directors' Stock Option Plan each held one meeting in fiscal 1994.

     The Board of Directors has no nominating committee. The Compensation Committee, which was established in April 1993 to consider and recommend to the Board remuneration arrangements for senior management, held one meeting in fiscal 1994.

      During the last fiscal year, there were six meetings of the Board of Directors. Each of the incumbent Directors attended at least 75% of the meetings of the Board of Directors and the committees of which he or she is a member during fiscal 1994, except Mr.
Klein.

     SECTION 16(A) COMPLIANCE. Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers to file reports of ownership of the Company's equity securities (and derivative securities) and changes in such ownership with the Securities and Exchange Commission and the New York Stock Exchange and to provide copies of those filings to the Company. Based solely upon a review of such reports and certain written representations, the Company believes that its directors and executive officers are in compliance with their respective Section 16(a) filing requirements except that a purchase of 1,000 shares of Common Stock by the individual retirement account of Dr. Thalenberg in November 1993 was inadvertently filed late.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table shows aggregate cash and other compensation earned (whether paid or accrued) during the fiscal years ended March 31, 1994, 1993 and 1992 by the Chief Executive Officer and the other four most highly compensated executive officers of the Company (together, the "Named Officers") for all services rendered in all capacities to the Company.


                                                                          Long Term Compensation
                                           Annual Compensation                    Awards
                                 ---------------------------------------- ----------------------
      Name and                                                  Other      Restricted               All
      Principal       Fiscal                                   Annual        Stock    Options      Other
      Position         Year      Salary ($)     Bonus ($)  Compensation($)  Awards ($)  (#)     Compensation ($)
      --------        ------     ----------     --------   --------------- ----------- -------  ----------------
                                                                (1)                                     (2)

Harold Snyder (3)      1994        511,538          --          --            --         --          20,518
  Chairman,            1993        482,692      100,000         --            --         --          20,485
  President            1992        500,000          --           *            --         --               *
  and CEO

Beatrice Snyder        1994        172,343       16,675         --            --         --          14,858
  Senior               1993        154,658       87,303         --            --         --          13,844
  Vice President       1992        152,258        2,719          *            --         --               *
  and Secretary

Melvin Kaufman         1994        169,081       16,652         --            --       2,350         31,255
  Vice President -     1993        154,603       38,047         --            --       2,000         29,083
  Antibiotics          1992        138,790        8,051          *            --         --               *
  Operations
Harmon Aronson         1994        144,269       14,773         --            --       2,350         26,144
  Vice President -     1993        130,933       35,907         --            --       2,000         24,144
  Non-Penicillin       1992        118,273        6,648          *            --         --               *
  Dosage Operations
Gerald Moskowitz       1994        133,332       13,809         --            --       2,350         27,944
  Vice President -     1993        130,065       34,056         --            --       1,000         27,454
  Sales                1992        132,674        2,327          *            --         --               *

- ----------
(1) Does not include the value of certain personal benefits, the estimated value of which, for each listed officer, did not exceed the lesser of $50,000 and 10% of the total annual salary and bonus earned by that officer in the relevant fiscal year.
(2) Amounts shown include such officer's allocable share of the Company's fiscal 1994 contribution to its Profit Sharing Plan and Money Purchase Pension Plan in the amounts of $20,518 for Mr. Snyder, $14,858 for Mrs. Snyder, $25,362 for Mr. Kaufman, $21,640 for Mr. Aronson and $20,000 for Mr. Moskowitz and split dollar life insurance premiums paid in fiscal 1994 on behalf of Mr. Kaufman ($5,893), Mr. Aronson ($4,504) and Mr. Moskowitz ($7,944).
(3) Harold Snyder is employed pursuant to a five-year employment agreement which expires in March 1995. The agreement provides for annual base salary at the rate of $500,000 per annum (plus vacation pay) for the first year of the term, increasing annually thereafter by the greater of 10% or the percentage increase in the consumer price index during the preceding year. Mr. Snyder has waived any increase in base salary for the term of the agreement and during fiscal 1993 voluntarily agreed to a reduction of his annual rate of base salary to $400,000 per annum for a portion of each of fiscal 1993 and 1994.
* No disclosure is required under the Securities and Exchange Commission transition guidelines.

Option Grants in Fiscal 1994
     The following table summarizes the number of shares and the terms and conditions of stock options granted under the Company's 1985 Incentive Stock Option Plan to the Named Officers in fiscal 1994.

                                                                          Market    Potential Realizable Value at
                                  % of Total                               Price       Assumed Annual Rates of
                     Number of  Options Granted              Exercise     ($/Sh)      Stock Price Appreciation
                      Options    to Employees   Expiration    Price      on Date         for Option Term (2)
   Name             Granted (1)    in 1994         Date       ($/Sh)     of Grant   0% ($)     5% ($)    10% ($)
   ----             ----------- --------------- ----------   --------    --------   ------     ------    -------
Harold Snyder           --
Beatrice Snyder         --
Melvin Kaufman        2,350          7.0%         4/22/98      5.00       15.75     25,263     35,488     47,859
Harmon Aronson        2,350          7.0%         4/22/98      5.00       15.75     25,263     35,488     47,859
Gerald Moskowitz      2,350          7.0%         4/22/98      5.00       15.75     25,263     35,488     47,859

- -----------
(1) The options become exercisable over an 18 month period in increments of 30% after the initial six month period, an additional 30% after 12 months and the final 40% after 18 months. The grant date of all the options was April 22, 1993.

(2) The amounts shown under these columns are the result of calculations at the 0%, 5% and 10% rates required by the Securities and Exchange Commission and are not intended to forecast future appreciation of the Company's stock price.


Aggregated Option Exercises in Fiscal 1994 and Fiscal Year-End Option Values

     The following table summarizes exercises of stock options in fiscal 1994 which were previously granted to the Named Officers, as well as certain information concerning the unexercised options held by them at the end of fiscal 1994.


                                                                               Value of Unexercised In The
                                                                               Money Options at 3/31/94 (1)
                                                Number of Unexercised    ----------------------------------------
                                                  Options at 3/31/94          Exercisable          Unexercisable
                     Shares        Vaule       -------------------------  --------------------- ------------------
    Name            Acquired     Realized ($)  Exercisable Unexercisable  Shares    Total ($)  Shares   Total ($)
    ----           ----------    ------------  ----------- -------------- ------    ---------  ------   ---------
Harold Snyder           --             --           --          --          --          --        --        --
Beatrice Snyder         --             --           --          --          --          --        --        --
Melvin Kaufman        2,300         59,864          --        2,450         --          --      2,450    25,113
Harmon Aronson          600         12,318       1,700        2,450       1,700      17,425     2,450    25,113
Gerald Moskowitz      1,300         34,009          --        2,050         --          --      2,050    21,013

- ---------
(1) Based on the New York Stock Exchange Composite closing price for the last day of the fiscal year ($15.25).

Directors' Compensation

     In fiscal 1994, directors who were not salaried officers of the Company were paid $2,500 per calendar quarter for their services as directors and $350 for each meeting of the Board of Directors and of any committee which they attended. They were also reimbursed for out-of-pocket expenses.

     Under the 1989 Directors' Stock Option Plan (the "Directors' Plan"), each director who is not also an officer or employee of the Company is entitled to receive an option to purchase 5,000 shares of Common Stock at a price equal to the fair market value of such shares on the date of grant. An aggregate of 150,000 shares are available for purchase pursuant to the exercise of options granted under the Directors' Plan. Each option granted under the Directors' Plan will become exercisable in 1,000 share increments on each of the first five anniversaries of the date such option is granted and will expire on the tenth anniversary of such grant. Subject to certain rights to exercise upon the death or disability of the optionee, options granted under the Directors' Plan may be exercised only if the optionee is an eligible director on the date of exercise.

          BOARD OF DIRECTORS REPORT CONCERNING EXECUTIVE COMPENSATION

     In 1993, the Board of Directors established a Compensation Committee to consider and recommend to the Board remuneration arrangements for senior management. The Compensation Committee has undertaken a review of the Company's existing arrangements as compared to compensation levels of other executives in the Company's industry and has engaged a compensation consulting firm to assist it in this task. As the Committee's review is ongoing, the full Board considered and acted upon specific executive compensation matters with respect to fiscal 1994.


Compensation Policies

     The  Board's  policies  are to  motivate  and  retain  key  employees  with competitive compensation packages and to encourage the enhancement of shareholder value by providing appropriate incentives for corporate performance and individual initiatives and performance.

     To achieve these goals, the Board, among other things, considered the Chief Executive Officer's recommendations with respect to other executive officers, evaluated the Company's performance both in terms of current achievements and significant initiatives with long-term implications and assessed the contributions of individual executives.


Fiscal 1994 Compensation

     With respect to the Company's Chief Executive Officer and the other Named Officers, the Board focused principally upon appropriate incentive compensation awards. As noted above, the chief executive officer's employment agreement with the Company provides for a base salary plus annual base salary increases and bonuses as the Company may determine. In the view of the Board, the bonuses granted the Named Officers with respect to fiscal 1994 appropriately reflected the Board's policies outlined above. In reaching its decisions, the Board gave great weight to the Company's continued strong financial performance in fiscal 1994 and to the efforts made in that year that will have positive effects in later periods.

     The Stock Option Committee of the Board periodically grants stock options as part of a total compensation package as a form of long-term incentive and to reinforce the alignment of executives' interests with that of the Company's shareholders. During fiscal 1994, stock options were not granted to the Chief Executive Officer, but were granted, as disclosed in the "Option Grant" table above, to three of the other Named Officers.

                                               Board of Directors
                                                  Gerald Klein
                                                  James J. Rahal, Jr.
                                                  Beatrice Snyder
                                                  Beryl L. Snyder
                                                  Brian S. Snyder
                                                  Harold Snyder
                                                  Jay T. Snyder
                                                  Madelon DeVoe Talley
                                                  Marvin M. Thalenberg
                                                  G. Harold Welch, Jr.

                      STOCKHOLDER RETURN PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative stockholder return on the Company's Common Stock against the cumulative total return of the Standard & Poor's 500 Composite Index and the Dow Jones Pharmaceutical Index for the five years ended March 31, 1994. The graph and table assume that $100 was invested in each of the Company's Common Stock, the Standard & Poor's 500 Composite Index and the Dow Jones Pharmaceutical Index and that all dividends were reinvested.







                                   DOW JONES
                                 PHARMACEUTICAL
            S&P 500                  INDEX                           BCL



03/31/89      100                     100                            100
03/31/90      119                     125                            137
03/31/91      136                     185                            161
03/31/92      152                     211                            229
03/31/93      174                     175                            195
03/31/94      177                     160                            153

                              CERTAIN TRANSACTIONS

     Harold Snyder, Beatrice Snyder, Beryl L. Snyder, Brian S. Snyder and Jay T. Snyder and certain other officers and employees of the Company are the stockholders of Groundwater Decontamination Systems, Inc. ("GDS"). On March 26, 1985, GDS granted the Company a non-exclusive license to continue its use of certain of GDS's patented processes presently employed in the Company's decontamination efforts at its Waldwick plant. The license, which is terminable by the Company on 45 days' notice, provides for an annual royalty of $120,000 during the first year of the term, increasing annually thereafter by the percentage increase in the consumer price index during the preceding year. The amount of such royalty was determined by the principal stockholders, taking into account the likely higher cost to the Company of employing a suitable alternative system of decontamination. In fiscal 1994, $12,000 of royalties were paid pursuant to the license. The balance of royalties for fiscal 1994 were waived by GDS.

     Harold Snyder, Beatrice Snyder, Beryl L. Snyder, Brian S. Snyder and Jay T. Snyder are the principal stockholders of HS Realty Company, Inc. ("HS Realty"). In April 1988, HS Realty purchased from an unaffiliated company property adjacent to the Company's Waldwick facility. The Company has agreed with HS Realty to extend to such property the groundwater decontamination work currently being done at the Waldwick plant. The agreement also provides that the Company will be entitled to recover its expenses of performing such work from the profits, if any, from the future sale or lease of the property.

     Mr. Gerard Klein, a director of the Company, is President of B.V. Chemie Pharmacie Holland (C.P.H.) ("Chemie"). In fiscal 1994, the Company purchased from Chemie pharmaceutical intermediates for approximately $8.4 million.


Board of Directors Insider Participation

     As noted above, five members of the Board of Directors, Harold, Beatrice, Beryl, Brian and Jay Snyder, are executive officers of the Company and each participated in deliberations of the Company's Board of Directors concerning executive officer compensation during fiscal 1994.


                       SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has chosen the firm of Ernst & Young as independent auditors to examine the financial statements of the Company for the fiscal year ending March 31, 1995. A representative of Ernst & Young is expected to be present at the Annual Meeting with the opportunity to make a statement, if such representative so desires, and to be available to respond to appropriate questions.

     On November 2, 1992, the Company replaced KPMG Peat Marwick as its independent auditors for fiscal 1993 with Ernst & Young. The decision to change auditors was recommended by the Audit Committee of the Company's Board of Directors and approved by the Board of Directors.

     In connection with the audits of the fiscal year ended March 31, 1992, and in the subsequent interim period, there were no disagreements with KPMG Peat Marwick on any matter of accounting scope or procedure, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their audit report to the subject matter of the disagreement.

     The audit reports of KPMG Peat Marwick on the consolidated financial statements of the Company and its subsidiary as of and for the year ended March 31, 1992 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.


                             STOCKHOLDER PROPOSALS

     Any proposal of a stockholder intended to be presented at the Company's 1995 Annual Meeting of Stockholders must be received by the Company for inclusion in the proxy statement and form of proxy for that meeting no later than March 10, 1995.

                                 OTHER MATTERS

     The Board of Directors knows of no other business to be presented at the meeting. If other matters do properly come before the meeting, the persons acting pursuant to the proxy will vote on them in their discretion. A copy of the 1994 Annual Report to Stockholders is being mailed with the Proxy Statement.

     Upon written request of any Stockholder of record as of June 23, 1994, a copy of the Company's Annual Report on Form 10-K for the year ended March 31, 1994 (excluding exhibits) as filed with the Securities and Exchange Commission will be supplied without charge. Requests should be directed to Biocraft Laboratories, Inc., 18-01 River Road, Fair Lawn, PPNew Jersey 07410, Attention:
E. Andersen.


                                                     Harold Snyder
                                                Chairman, President and
                                                Chief Executive Officer



Fair  Lawn, New Jersey
July 8, 1994

                              Graphics Appendix List
Page Where
Graphic
Appears                       Description of Graphic or Cross-Reference
- ---------------------------------------------------------------------------

Page 8 Graphic No.1 is a performance graph showing a comparison of the cumulative total return among Biocraft Laboratories, Inc., the S&P 500 and the Dow Jones Pharmaceuticals for the period beginning March 31, 1989 and ending March 31, 1994, pursuant to Regulations S-K 402(1). The underlying data is set forth on page 8.

P  R  O  X  Y
                          BIOCRAFT LABORATORIES, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     HAROLD SNYDER and BEATRICE SNYDER, and each of them, with full power of substitution, are hereby authorized to represent and to vote the stock of the undersigned in BIOCRAFT LABORATORIES, INC. (the "Company") at the Annual Meeting of Stockholders to be held on August 8, 1994 and at any adjournment thereof as set forth below:

1. ELECTION OF DIRECTORS
   FOR all  nominees listed below      WITHHOLD AUTHORITY
   (except as marked to the            to vote for all nominees listed below [ ]
     contrary below) [ ]
            HAROLD SNYDER, BERYL L. SNYDER and MARVIN M. THALENBERG

(INSTRUCTIONS: To withhold authority to vote for any individual nominee write that nominee's name in the space provided below.)

- --------------------------------------------------------------------------------
2. PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG as independent auditors for fiscal 1995
            [ ] FOR             [ ] AGAINST               [ ] ABSTAIN

3. Upon or in connection with the transactions of such other business as may properly come before the meeting or any adjournment thereof.

                   (Continued, and to be signed on other side)


This proxy will be voted as specified and, unless otherwise specified, this proxy will be voted FOR the election of directors and FOR proposal 2.


                                        DATED:............................, 1994


                                        ........................................
                                                      Signature


                                        ........................................
                                               Signature if held jointly

                                        Please sign  exactly as name  appears at
                                        left.  When  shares  are  held by  joint
                                        tenants,  both should sign. When signing
                                        as  attorney,  executor,  administrator,
                                        trustee or  guardian,  please  give full
                                        title as such. If a corporation,  please
                                        sign in full corporate name by President
                                        or  other  authorized   officer.   If  a
                                        partnership, please sign in partnership name by authorized person.

                                        Please mark, sign, date and return the proxy card promptly using the enclosed envelope.